Exhibit 10.6

Director Compensation Arrangements

The board of directors (the “Board”) of Global Axcess Corp (the “Company”), approved, as of November 2012, modified compensation arrangements for directors of the Company. Accordingly, the chairman of our Board receives $3,600 per month with no additional compensation for chairing or membership on a board committee. The chairman of our audit committee receives $1,200 per month, the chairman of our mergers & acquisitions committee receives $1,000 per month, and all other non-employee directors receive $800 per month with the exception of Christopher L. Doucet, a new director effective February 3, 2012, who waived receiving any compensation.

In addition, the Board had previously approved an equity compensation package for the members of the Board. Each outside director of the Company (with the exception of Christopher L. Doucet) will receive an annual grant of options to purchase 20,000 shares of the Company’s common stock. The options will have an exercise price equal to the market close price on the date of grant and are issued to each outside director on the anniversary date of his or her membership on the Board. The options will be exercisable in full on the one year anniversary of the date of grant. The options expire five years from the date of grant.